Exhibit (d)(5)

AMENDING AGREEMENT

This AMENDING AGREEMENT made the 9th day of September, 2011.

BETWEEN:

AURICO GOLD INC., a corporation incorporated under the laws of Ontario, (hereinafter referred to as the “Purchaser”),

OF THE FIRST PART

- and -

NORTHGATE MINERALS CORPORATION a corporation incorporated under the laws of British Columbia, (hereinafter referred to as the “Northgate”),

OF THE SECOND PART

WHEREAS the Purchaser and Northgate entered into an arrangement agreement made as of August 28, 2011 (the “Arrangement Agreement”);

AND WHEREAS the Purchaser and Northgate wish to amend the Arrangement Agreement in the manner hereinafter set out;

NOW THEREFORE it is hereby agreed as follows:

Section 1. Effect of Amending Agreement

1.1	This Amending Agreement is supplemental to the Arrangement Agreement (including all Exhibits and Schedules annexed thereto), and the Arrangement Agreement (including all Exhibits and Schedules annexed thereo) and this Amending Agreement shall hereafter be read together and shall have effect as if all the provisions thereof and all the provisions hereof were contained in one agreement.

1.2	Terms defined in the Arrangement Agreement (including all Exhibits and Schedules annexed thereo) have the same respective meanings in this Amending Agreement.

Section 2. Amendments

The Arrangement Agreement is hereby amended as follows:

2.1	By deleting in its entirety the definition of “Northgate Convertible Notes” in Subsection 1.1(w) of Schedule “A” Plan of Arrangement and substituting the following text:

“Northgate Convertible Notes” means the US$170,000,000 aggregate principal amount of 3.50% convertible senior notes dated September 30, 2010 and maturing October 1, 2016, issued by Northgate pursuant to the Northgate Indenture;

2.2	By deleting in its entirety Subsection 3.1(e) of Schedule “A” Plan of Arrangement and substituting the following text:

Subject to and in accordance with the terms of the Northgate Indenture, each Northgate Convertible Note shall be convertible at any time after the Effective Time into AuRico Convertible Note Shares.

2.3	By deleting in its entirety Subsection 5.1(d) of Schedule “A” Plan of Arrangement and substituting the following text:

If a Northgate Shareholder exercises the Dissent Right, AuRico will on the Effective Date set aside a number of AuRico Shares which is attributable under the Arrangement to the Northgate Shares for which Dissent Rights have been exercised. If the Dissenting Shareholder is ultimately not entitled to be paid by Northgate for their Dissenting Shares, they will be deemed to have participated in the Arrangement on the same basis as the non-dissenting Northgate Shareholders and AuRico will distribute to such Northgate Shareholder the AuRico Shares that the Northgate Shareholder is entitled to receive pursuant to the terms of the Arrangement. If a Northgate Shareholder duly complies with the Dissent Procedures and is ultimately entitled to be paid by Northgate for their Dissenting Shares, AuRico will pay the amount to be paid in respect of the Dissenting Shares.

Section 3. General

3.1	This Amending Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

3.2	This Amending Agreement shall be governed by and construed and interpreted in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

3.3	The Arrangement Agreement and this Amending Agreement (together with all other documents and instruments referred to herein and therein) constitute the entire agreement among the parties with respect to the subject matter hereof and thereof. The execution of this Amending Agreement does not constitute a waiver by any party of any rights, obligations, conditions, covenants or representations or warranties in or arising from the Arrangement Agreement.

3.4	This Amending Agreement may be executed in any number of counterparts, each of which shall be deemed to be original and all of which taken together shall be deemed to constitute one and the same instrument, and it shall not be necessary in making proof of this Amending Agreement to produce more than one counterpart.

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IN WITNESS WHEREOF, the Purchaser and Northgate have caused this Amending Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

AURICO GOLD INC.

By:	“Rene Marion”
Name: Rene Marion
Title: President & CEO

NORTHGATE MINERALS CORPORATION

By:	“Matthew J. Howorth”
Name: Matthew J. Howorth
Title: Vice President, General Counsel and Corporate Secretary